Exhibit 16.1

DAVIS ACCOUNTING GROUP, P.C.
A Certified Public Accounting Firm
1957 West Royal Hunte Drive, Suite 150, Cedar City, Utah 84720
(435) 865-2808  •  FAX (435) 865-2821

_____________________________________________________________________________________________________________________________________________________

Securities and Exchange Commission
450 – Fifth Street N.W.
Washington, D.C. 20549

Gentlemen:

Davis Accounting Group P.C. is the former independent registered accountant of COPsync, Inc. (the “Company” and formerly Global Advance Corp.).  We have read the Company’s Current Report on Form 8-K dated November 10, 2008, and are in agreement with the contents of Item 4.01, paragraphs one through four.  For the remainder of the Current Report on Form 8-K, we have no basis to agree or disagree with other statements of the Company contained therein.

Respectfully submitted,

/s/ Davis Accounting Group P.C.

Cedar City, Utah,
November 10, 2008.